As filed with the Securities and Exchange Commission on July 29, 2016

Registration No. 333-32516

Registration No. 333-106411

Registration No. 333-128445

Registration No. 333-146330

Registration No. 333-153369

Registration No. 333-155668

Registration No. 333-168428

Registration No. 333-170801

Registration No. 333-182899

Registration No. 333-209772

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALCOA INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-0317820
(State of Incorporation)	(I.R.S. Employer Identification No.)

390 Park Avenue

New York, New York 10022-4608

(Address of principal executive office, including zip code)

ALCOA RETIREMENT SAVINGS PLAN FOR BARGAINING EMPLOYEES

ALCOA RETIREMENT SAVINGS PLAN FOR SALARIED EMPLOYEES

ALCOA RETIREMENT SAVINGS PLAN FOR HOURLY NON-BARGAINING EMPLOYEES

ALCOA RETIREMENT SAVINGS PLAN FOR FASTENER SYSTEMS EMPLOYEES

RETIREMENT SAVINGS PLAN FOR HOURLY EMPLOYEES OF ALCOA USA CORP.

RETIREMENT SAVINGS PLAN FOR SALARIED EMPLOYEES OF ALCOA USA CORP.

(Full Title of Plans)

Audrey Strauss

Executive Vice President, Chief Legal Officer and Secretary

390 Park Avenue,

New York, New York 10022-4608

(212) 836-2731

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment (in this Explanatory Note, the “Amendment”) incorporates by reference the contents of the Registration Statements on Form S-8 filed by Alcoa Inc. (“Alcoa”) with the Securities and Exchange Commission on the following dates:

•	March 15, 2000 (File No. 333-32516)

•	June 24, 2003 (File No. 333-106411)

•	September 20, 2005 (File No. 333-128445)

•	September 26, 2007 (File No. 333-146330)

•	September 8, 2008 (File No. 333-153369)

•	November 25, 2008 (File No. 333-155668)

•	July 30, 2010 (File No. 333-168428)

•	November 23, 2010 (File No. 333-170801)

•	July 27, 2012 (File No. 333-182899)

•	February 26, 2016 (File No. 333-209772)

each as amended from time to time (collectively, the “Registration Statements”), which relate to:

•	the Alcoa Retirement Savings Plan for Bargaining Employees (which shall be renamed as the “Arconic Bargaining Retirement Savings Plan” effective August 1, 2016) (the “Bargaining Savings Plan”),

•	the Alcoa Retirement Savings Plan for Salaried Employees (which shall be renamed as the “Arconic Salaried Retirement Savings Plan” effective August 1, 2016) (the “Salaried Savings Plan”),

•	the Alcoa Retirement Savings Plan for Hourly Non-Bargaining Employees (which shall be renamed as the “Arconic Hourly Non-Bargaining Retirement Savings Plan” effective August 1, 2016) (the “Hourly Non-Bargaining Savings Plan”), and

•	the Alcoa Retirement Savings Plan for Fastener Systems Employees (which shall be renamed as the “Arconic Fasteners and Rings Retirement Savings Plan” effective August 1, 2016) (the “Fastener Systems Savings Plan”, and together with the plans listed above, the “Existing Plans”).

This Amendment constitutes Post-Effective Amendment No. 8 to Registration Statement Nos. 333-32516 and 333-106411; Post-Effective Amendment No. 3 to Registration Statement Nos. 333-128445, 333-146330, 333-153369, 333-155668 and 333-168428; Post-Effective Amendment No. 2 to Registration Statement Nos. 333-170801 and 333-182899; and Post-Effective Amendment No. 1 to Registration Statement No. 333-209772.

This Amendment to the Registration Statements is being filed for the purpose of (i) adding the Retirement Savings Plan for Hourly Employees of Alcoa USA Corp. (the “Alcoa Corp. Hourly Plan”) and the Retirement Savings Plan for Salaried Employees of Alcoa USA Corp. (the “Alcoa Corp. Salaried Plan”) (together, the “Alcoa Corp. Plans” and, collectively with the Existing Plans, the “Plans”) to the Registration Statements and offering Alcoa common stock, par value $1.00 per share (“Common Stock”), and plan interests to participating employees of Alcoa and its subsidiaries and affiliates under the Alcoa Corp. Plans, and (ii) in order to reallocate to the Alcoa Corp. Hourly Plan and the Alcoa Corp. Salaried Plan, respectively, 825,000 shares of Common Stock and 1,500,000 shares of Common Stock which were, in each case, previously allocated among the Existing Plans.

With this filing, the aggregate amount of shares of Common Stock originally registered on the Registration Statements is allocated among the plans as shown:

Plan Name	Shares
Bargaining Savings Plan	50,115,000
Salaried Savings Plan	93,677,678
Hourly Non-Bargaining Savings Plan	15,620,000
Fastener Systems Savings Plan	7,200,000
Alcoa Corp. Hourly Plan	825,000
Alcoa Corp. Salaried Plan	1,500,000

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows Alcoa to “incorporate by reference” in the Registration Statements the information in the documents that it files with the SEC, which means that Alcoa can disclose important information to you by referring you to those documents. The information incorporated by reference in the Registration Statements is considered to be a part of the Registration Statements, and information in documents that Alcoa files later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in the Registration Statements. Alcoa incorporates by reference in the Registration Statements the documents listed below and any future filings that it may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Amendment and prior to the filing of a post-effective amendment to the Registration Statements which indicates that all securities offered thereby have been sold or which deregisters all securities then remaining unsold, except that Alcoa is not incorporating by reference any information that is deemed to have been furnished and not filed in accordance with SEC rules.

•	Alcoa’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “Annual Report”);

•	Alcoa’s Quarterly Reports on Form 10-Q filed since the end of the fiscal year covered by the Annual Report;

•	Alcoa’s Current Reports on Form 8-K filed since the end of the fiscal year covered by the Annual Report; and

•	The description of Common Stock contained in Alcoa’s Registration Statement on Form S-3 (File No. 333-197371), filed July 11, 2014, as amended by Amendment No. 1 on Form S-3/A on July 25, 2014.

Alcoa will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for copies should be addressed to:

Alcoa Inc.

Attention: Investor Relations

390 Park Avenue

New York, New York 10022-4608

Telephone: (212) 836-2674

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Stock to be issued in connection with the Plans will be passed upon by Thomas F. Seligson, Esq., Counsel of Alcoa. Mr. Seligson is paid a salary by Alcoa, is a participant in various benefit plans offered by Alcoa to employees of Alcoa generally and beneficially owns, or has rights to acquire, an aggregate of less than 1% of Alcoa’s outstanding Common Stock.

Item 6. Indemnification of Directors and Officers.

Alcoa has purchased a directors and officers liability insurance policy with an aggregate limit of $500 million for liability of directors and officers. The insurance also includes within that limit $250 million of coverage, subject to a deductible, for reimbursement to Alcoa for indemnification provided to directors and officers. The policy has an expiration date of October 1, 2016 and provides liability insurance and reimbursement coverage for Alcoa, and its directors and officers that is permitted by the laws of Pennsylvania.

Article V of the By-Laws of Alcoa provides that Alcoa shall indemnify, under specified circumstances, where not prohibited by law, persons who were or are directors, officers or employees of Alcoa or who served or serve other business entities at the request of Alcoa. Under these By-Law provisions, a person who is wholly successful in defending a claim will be indemnified for any reasonable expenses. To the extent a person is not successful in defending a claim, reasonable expenses of the defense and any liability incurred are to be indemnified under these provisions only where independent legal counsel or another disinterested person selected by the board of directors determines that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Alcoa, and in addition with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct of such person was unlawful. Any expense incurred with respect to any claim may be advanced by Alcoa if the recipient agrees to repay such amount if it is ultimately determined that such recipient is not to be indemnified pursuant to Article V.

The foregoing By-Law provisions generally parallel Sections 1741 and 1745 of the Pennsylvania Business Corporation Law (“PBCL”). Section 1746 and the By-Laws both also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

Section 1746 of the PBCL and the By-Laws provide for increased indemnification protections for directors, officers and others. Indemnification may be provided by Pennsylvania corporations in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1713 of the PBCL also sets forth a framework whereby Pennsylvania corporations, with the approval of the shareholders, may limit the personal liability of directors for monetary damages except where the act or omission giving rise to a claim constitutes self-dealing, willful misconduct or recklessness. The section does not apply to a director’s responsibility or liability under a criminal or tax statute and may not apply to liability under Federal statutes, such as the Federal securities laws.

Alcoa’s Articles of Incorporation and By-Laws were amended by the shareholders to implement the increased protections made available to directors under the PBCL as described in the preceding paragraph. Article VIII of the By-Laws provides that, except as prohibited by law, every director of Alcoa shall be entitled as of right to be indemnified by Alcoa for expenses and any and all liability paid or incurred by such person by reason of such person being or having been a director of Alcoa. Expenses incurred with respect to any claim may be advanced by Alcoa, subject to certain exceptions. The shareholders have also approved a form of indemnity agreement. Alcoa has entered into such an indemnity agreement with each of its current directors and officers.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Amendment (numbering corresponds to Exhibit Table in Item 6.01 of Regulation S-K).

Exhibit Number	Description

4(a)	Retirement Savings Plan for Hourly Employees of Alcoa USA Corp.

4(b)	Retirement Savings Plan for Salaried Employees of Alcoa USA Corp.

5	Opinion of Thomas F. Seligson, Counsel of Alcoa.

15	Letter regarding unaudited interim financial information.

23(a)	Consent of PricewaterhouseCoopers LLP.

23(b)	Consent of Counsel (included as part of Exhibit 5).

24	Power of Attorney of certain directors of Alcoa (incorporated by reference to Exhibit 24 to Alcoa’s Annual Report on Form 10-K for the year ended December 31, 2015).

Item 9. Undertakings.

Incorporated by reference to the Registration Statements.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on this 29th day of July, 2016.

ALCOA INC. (Registrant)

By	/S/ Robert S. Collins
Robert S. Collins
Vice President and Controller
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ Klaus Kleinfeld	Chairman and Chief Executive Officer; Director	July 29, 2016
Klaus Kleinfeld	(Principal Executive Officer)

/S/ William F. Oplinger	Executive Vice President and Chief Financial Officer	July 29, 2016
William F. Oplinger	(Principal Financial Officer)

/S/ Robert S. Collins	Vice President and Controller	July 29, 2016
Robert S. Collins	(Principal Accounting Officer)

Arthur D. Collins, Jr., Kathryn S. Fuller, Sean O. Mahoney, Michael G. Morris, E. Stanley O’Neal, James W. Owens, John C. Plant, L. Rafael Reif, Carol L. Roberts, Patricia F. Russo, Ulrich R. Schmidt, Sir Martin Sorrell, Ratan N. Tata and Ernesto Zedillo, each as a Director, on July 29, 2016, by Robert S. Collins, their attorney-in-fact.

/S/ Robert S. Collins
Robert S. Collins Attorney-in-fact

The Plans. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plans) have duly caused this Post-Effective Amendment to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 29, 2016.

Alcoa Retirement Savings Plan for Bargaining Employees

Alcoa Retirement Savings Plan for Salaried Employees

Alcoa Retirement Savings Plan for Hourly Non-Bargaining Employees

Alcoa Retirement Savings Plan for Fastener Systems Employees

Retirement Savings Plan for Hourly Employees of Alcoa USA Corp.

Retirement Savings Plan for Salaried Employees of Alcoa USA Corp.

By:	/S/ Roy Harvey
Roy Harvey, Member, Alcoa Inc. Benefits Management Committee

By:	/S/ Vas Nair
Vas Nair, Member, Alcoa Inc. Benefits Management Committee

By:	/S/ William F. Oplinger
William F. Oplinger, Member, Alcoa Inc. Benefits Management Committee

INDEX TO EXHIBITS

Exhibit Number	Description

4(a)	Retirement Savings Plan for Hourly Employees of Alcoa USA Corp.

4(b)	Retirement Savings Plan for Salaried Employees of Alcoa USA Corp.

5	Opinion of Thomas F. Seligson, Counsel of Alcoa.

15	Letter regarding unaudited interim financial information.

23(a)	Consent of PricewaterhouseCoopers LLP.

23(b)	Consent of Counsel (included as part of Exhibit 5).

24	Power of Attorney of certain directors of Alcoa (incorporated by reference to Exhibit 24 to Alcoa’s Annual Report on Form 10-K for the year ended December 31, 2015).